NON-BINDING LETTER OF INTENT

US Social Scene, Inc., a Nevada Corporation, and or assigns, herein referred to as "Buyer", hereby offers to combine all of its business operations and subsidiaries and provide $250,000 to purchase an 85% interest in the common stock of the company known as "Trycera Financial, Inc.", a Nevada corporation and public company (TRYF) located at 2560 E. Chapman Avenue, Suite 404, Orange, California 92689, herein referred to as "Seller", under the following terms and conditions:

1. The total purchase price shall include business operations and subsidiaries totaling a minimum of $12M in revenues and $2.5M in net income and $250,000.00 cash for 85% of the common stock and control of Seller.

2. This is a stock sale and not an asset acquisition. It is understood that the total outstanding common stock of the company is approximately 8,936,552 shares. The 85% interest contemplated herein would represent approximately 50,419,936 shares of voting restricted common stock resulting in a total outstanding common stock of approximately 59,356,488 shares. Exact numbers will be calculated when certified shareholder lists are provided by both parties. Buyer and Seller believe that an exemption exists from which to issue the 50,419,936 shares of voting restricted common stock contemplated herein, and that an effective registration statement should not be necessary to obtain from the SEC in order to consummate the full closing.

3. While the exact combination structure has not yet been finalized by Buyer and Seller, the business intent of both parties is to execute a merger, reverse merger or other appropriate business combination such that all assets, liabilities and subsidiaries of Buyer and Seller will be combined together in accordance with the fully diluted capitalization described in items 2, 4 and 5. Additionally, it is expected that the Seller will remain as the surviving entity, and that post closing the Seller will consummate a name change to that of the Buyer and an application or applications will be submitted to the appropriate entities thereafter to consummate a public stock symbol change for the surviving combined business. The final structure selected shall meet approval of both Buyer's and Seller's attorneys.

4. The Buyer recognizes that there are employee stock options outstanding for approximately eight (8) years for approximately 2,371,250 shares of common stock at various prices. 12,500 warrants have been previously exercised and are included in the outstanding common shares set forth in item 2. This agreement contemplates that these options would be favorable to the Buyer and therefore would not be cancelled or renegotiated. Seller's existing corporate option plan and pool of 10M authorized options will be preserved for the post closing business.

5. The Buyer recognizes that there are warrants outstanding for approximately seven (7) years for approximately 1,087,750 shares of common stock at various prices. This agreement contemplates that these warrants would be favorable to the Buyer and therefore would not be cancelled or renegotiated.

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6.  With the exception of potential liabilities associated with the joint sales opportunity detailed in item 8 below, Seller warrants that its liabilities will be less than $200,000 at the time of closing.

7.  Payment terms shall consist of:

     a. Full cash payment at the date of closing in certified funds payable to the Ronald N. Vance PC Attorney at Law Client Trust Account escrow service, which will then be distributed to Seller's shareholders as directed by Seller.

     b. All assets, software and equipment of Seller shall be intact on the day of closing and shall be substantially the same as the December 31, 2007, audited 10-K annual report.

     c. Buyer agrees to retain the employees of Seller, but has sole discretion for future employment. All current employee agreements and contracts shall be honored by Buyer if those individuals choose to remain employed and are employed at the time of closing, or are principals, investors or board members that are still with Seller at closing.

          1) Buyer agrees to retain Bryan Kenyon and Alex McClure for a minimum of 1 year post closing for operational continuity of Seller's prepaid card business, partnerships and contracts, including all load network, processor, bank and association relationships. In "good faith", Buyer will negotiate market competitive employment contracts for each individual upon completion of a three month transition period post closing.
          2) Buyer agrees to allow Kenyon and McClure to operate remotely until such a time as a mutually agreeable arrangement is made by and between Kenyon, McClure and Buyer to work in Buyer offices or remote offices.
          3) Buyer expects Alan Knitowski to remain as an Advisor to the Buyer's board post closing, and for him or his designee to act as the representative for Seller's investors, employees and stakeholders when necessary.
          4) Knitowski designates Luan Dang as his alternate Seller designee.

     d. The purchase offer is being made by Buyer subject to the following contingencies:

          1) The business equipment list provided to Buyer shall be inclusive of all equipment required and used in the business.

          2) Buyer shall have 30 days to perform all due diligence on their review of the business after receipt of the December 31, 2007, audited 10-K annual report.

          3) Sale is subject to verification and approval of the books and tax records by Buyer or Buyer's accountant for calendar years 2006, 2007 and current year to date operations.

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          4)   The final contract and related documents tied to the definitive agreements shall meet approval of both the Buyer's and the Seller's attorneys.

8. Buyer and Seller will mutually pursue a joint sales opportunity during the due diligence period in which to attempt the sale of all Seller branded debit card programs (Trycera, Finium, Prime Mutual, et al) and payment reporting product and service bundles through no less than 30 million of Buyer's approximately 80 million opted-in email mailing list, or thirty-seven and one-half percent (37.5%). In accordance with the Joint Sales Contract executed between Buyer and Seller, the net proceeds of the initiative will be used to first repay the senior bridge note in item 13 below and to then provide some or all of the purchase money cash for item 1 above and to accrue sales initiative bonuses for Seller over and above the purchase money requirements in item 1 above pursuant to the Joint Sales Contract executed between both parties.

9. All accounts receivable and cash are to be the property of the Buyer at closing. The collection of the accounts receivable will continue with the business in order to provide working capital and continuity with existing and prospective customers. Certain cash balances currently under management by Seller are cash deposits by Seller customers and must remain in the allocated accounts with Seller's issuing bank partners.

10. All accounts payable and debts of the business will be the responsibility of the Buyer at closing and will continue to be paid by the ongoing entity owned by the Buyer.

11. Buyer and Seller anticipate the full closing to occur on or before May 2, 2008.

12. This offer is open for a period of five (5) working days from the date of signature.

13. Upon execution of this document, both Buyer and Seller will be responsible to equally fund a $75,000.00 senior bridge note within five (5) business days. The senior bridge note will carry a 10% interest rate and will fund both the operations of Seller and the joint sales opportunity described in item 8 until closing. The senior bridge note will be repaid as described in item 8 in conjunction with closing.

14. A definitive agreement to evidence this transaction will be prepared and signed prior to closing and such agreement shall be satisfactory to both Buyer and Seller. Time will be of the essence with this contract.

15. Conduct of Business: Upon execution of the LOI between both parties, Seller shall conduct its business only in the ordinary course, and will not engage in any extraordinary transactions without Buyer's prior consent, including, without limitation:

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     (i)  not materially increasing the annual level of compensation of any employee, and not increasing at all the annual level of compensation of any person whose compensation from Seller in the last preceding fiscal year exceeded $120,000, and not granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

     (ii) not increasing, terminating, amending or otherwise modifying any plan for the benefit of employees;

     (iii) not issuing any equity securities or options, warrants, rights or convertible securities, other than for customary grants of options to new hires;

     (iv) not paying any dividends, redeeming any securities, or otherwise causing assets of Seller to be distributed to any of its shareholders except by way of compensation to employees who are also shareholders within the limitations set forth above;

     (v) not terminating any employees of Seller that Buyer has indicated that it desires to retain subsequent to the Closing; and

     (vi) not borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of Seller's business in a manner, and in amounts, in keeping with historical practices.

16. Disclosure: Except as and to the extent required by law, without the prior written consent of the other party, neither Buyer nor Seller shall, and each shall direct its shareholders or Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter.

17. Consents: Buyer and Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to endeavor to comply with all legal or contractual requirements for or preconditions to the execution and consummation of the LOI and the Joint Sales Contract detailed in item 8.

18. Entire Agreement; Amendment: The Basic Transaction and any Non-Disclosure Agreement between Seller and Buyer, constitute the entire agreement among the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing among the parties on the subject matter hereof. Except as otherwise provided herein, the Basic Transaction may be amended or modified only by a writing executed by both parties.

19. Governing Law; Jurisdiction; Venue: This Contract shall be governed by and construed under the laws of California without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of JAMS arbitration in Orange County, California, in connection with any action.

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20.   Transaction; Agreement:  Both parties agree to use their respective best efforts to initiate the joint sales opportunity in item 8 contemplated in this Contract simultaneously with the execution of the underlying LOI.

Additional items: ____________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

This letter is not intended to be legally binding contract. If the above is acceptable to you in principal, we will draft a definitive agreement and proceed to resolve the contingencies as quickly as possible.

We look forward to working with you toward a successful conclusion to this transaction.

/s/ Joseph Cosenza                                     04/01/08
Buyer - Mr. Joseph Cosenza, President and CEO          Date
US Social Scene, Inc.


/s/ Bryan Kenyon                                       04/01/08
Seller - Mr. Bryan Kenyon, COO & CFO                   Date
Trycera Financial, Inc.